------------------------------
FORM 5                                                     OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0362
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 1.0
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[X]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                            Wasteco Ventures Limited
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                         Citco Building, Wickham's Cay
                                  P.O. Box 662
--------------------------------------------------------------------------------
                                    (Street)

                             Roadtown, Tortola BVI
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Compost America Holding Company, Inc. - CAHC
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     09/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value             03/31/98      J2              199,481     A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value             05/19/98      J1              602,955     A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value             06/30/98      J2              197,276     A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value             12/31/98      J2              669,887     A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value             01/06/99      J1              311,844     A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value             05/30/99      J3            3,439,479     A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value             06/30/99      J2            1,209,302     A      N/A                     D
====================================================================================================================================

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
                                                                          (Over)
                                                                 SEC 2270 (7/97)

                                                  ------------------------------
FORM 5                                                     OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0362
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 1.0
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[X]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                            Wasteco Ventures Limited
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                         Citco Building, Wickham's Cay
                                  P.O. Box 662
--------------------------------------------------------------------------------
                                    (Street)

                             Roadtown, Tortola BVI
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Compost America Holding Company, Inc. - CAHC
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     09/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value            06/30/99       J3               206,202    A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value            12/31/99       J3             1,657,050    A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value            06/30/00       J3               779,944    A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value            06/30/00       J4             1,609,907    A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value            12/31/00       J4                97,505    A      N/A                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                                                                       48,594,008     I         5
====================================================================================================================================

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
                                                                          (Over)
                                                                 SEC 2270 (7/97)

                                                  ------------------------------
FORM 5                                                     OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0362
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 1.0
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[X]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                            Wasteco Ventures Limited
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                         Citco Building, Wickham's Cay
                                  P.O. Box 662
--------------------------------------------------------------------------------
                                    (Street)

                             Roadtown, Tortola BVI
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Compost America Holding Company, Inc. - CAHC
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     09/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Series A Exchangeable Redeemable      12/12/97       P             130,000       A      $100                    D
Preferred Stock, no par value
------------------------------------------------------------------------------------------------------------------------------------
Series A Exchangeable Redeemable                                                                  169,000       I          5
Preferred Stock, no par value
------------------------------------------------------------------------------------------------------------------------------------
Series C Redeemable Convertible      12/12/97        P              70,000       A      $100                    D
Preferred Stock, no par value
====================================================================================================================================

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
                                                                          (Over)
                                                                 SEC 2270 (7/97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Series C Redeemable    6     05/03/99  J7      70,000       8        8       Common     12,775,587  N/A              D
Convertible Preferred                                                        Stock, no
Stock, no par value                                                          par value
------------------------------------------------------------------------------------------------------------------------------------
Series C Redeemable    6                                    8        8       Common     16,608,263  N/A      91,000  I        5
Convertible Preferred                                                        Stock, no
Stock, no par value                                                          par value
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

1.  Original issue by Issuer to maintain proportionate interests.
2.  Dividend on Common Stock.
3.  Dividend on Series C Redeemable Convertible Preferred Stock.
4.  Dividend on Series A Exchangeable Redeemable Preferred Stock.
5.  By W-L Associates, LLC.
6.  $.5479 per share of Common Stock, with each share of the Series             Wasteco Ventures Limited
    C Redeemable Convertible Preferred Stock                                    By:  Peter Petrillo
    being valued at $100 for this purpose.                                           Attorney-in-Fact
7.  Reflects change of non-derivative security to derivative security as a result of fixing of conversion price.
8.  Convertible into Common Stock at any time after 05/03/99.

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.                                                     /s/ Peter Petrillo                 October 18, 2000
Note:  File three copies of this Form, one of which must be manually signed.    -------------------------------   ------------------
       If space provided is insufficient, see Instruction 6 for procedure.      **Signature of Reporting Person          Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 2270 (7/97)